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                                                                           Ex-99

          Media Contacts:                             Analyst Contacts:
          -----------------                           -------------------
          Phillip Giaramita                           Carol Tutundgy
          (914) 397-1665                              (914) 397-1632
          Molly Sullivan                              Mary Winn Settino
          (914) 397-1652                              (914) 397-1623

                INTERNATIONAL PAPER REPORTS THIRD-QUARTER RESULTS
              OF $77 MILLION, OR $.25 A SHARE, BEFORE SPECIAL ITEMS

October 13, 1998

PURCHASE, N.Y. -- International Paper today reported third-quarter 1998 net earnings of $77 million, or $.25 a share, before special items. This represents a 14-percent decrease from second-quarter 1998 earnings of $90 million, or $.29 a share, before special items. Third-quarter 1998 net sales were $4.9 billion, compared with second-quarter 1998 net sales of $4.7 billion.

         International Paper's third-quarter 1998 earnings after special items were $21 million, or $.07 per share. The third-quarter special items amounted to a net loss of $56 million, or $.18 per share, after taxes and minority interest.

         The special items included: a $20 million pre-tax gain ($12 million after taxes, or $.04 per share) on the sale of the company's Veratec business; a $45 million pre-tax gain ($27 million after taxes, or $.09 per share) from the reversal of previously established reserves that are no longer required; and a $55 million pre-tax charge ($33 million after taxes, or $.11 per share) for the impairment of oil and gas reserves due to low prices.


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         The special items also included a $115 million pre-tax charge ($62 million after taxes and minority interest, or $.20 per share) to cover various costs, primarily associated with the following:

         - A continuation of the program in the printing papers segment to improve alignment of its businesses with customers, as well as to improve operational efficiencies;

         -   The indefinite shutdown of the Gardiner, Ore., linerboard mill;

         -   The closure of certain Carter Holt Harvey facilities;

         - Other severance and systems costs, primarily for the reorganization of the company's forest resources and distribution businesses.

         As a result of these actions, International Paper expects to achieve annualized savings of $85 million and reduce its overall headcount by about 1,500 positions. These actions will be completed by early next year.

         "Economic conditions around the world continue to affect our performance, and we've taken downtime in all of our paper and packaging businesses to control inventories. In the short-term, we expect that the strong dollar and uncertain economic conditions worldwide will result in continued weak demand," said John T. Dillon, chairman and chief executive officer. "While we can have little impact on macro-economic activities, our restructuring measures and cost-reduction programs will enable us to strengthen our performance and improve our businesses, even in this environment."

         In 1998's third quarter, earnings for the printing papers segment were down from the second quarter, as lower prices primarily in uncoated papers, pulp and in Europe more than offset a moderate increase in sales volume. Earnings from the company's packaging segment also were down from the previous quarter mainly due to lower prices.

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         Earnings for the forest products segment were up from the previous quarter, primarily as a result of higher prices for the company's oriented strand board. Earnings for the company's distribution business, xpedx, also were up from the second quarter mainly due to cost-reduction efforts, a focus on account profitability, and the continued smooth integration of Zellerbach into the company's distribution system.

         International Paper, in its 100th year of operation, is a worldwide producer of printing papers, packaging and forest products. The company also operates specialty businesses in global markets as well as a broadly based distribution network. Headquartered in Purchase, N.Y., the company has operations in 31 countries, employs more than 80,000 people and exports its products to more than 130 nations.

                                     # # #

                           International Paper Company
                        Summary of Consolidated Earnings
                            Preliminary and Unaudited
            (In millions except for net sales and per share amounts)


                                              Three Months Ended      Nine Months Ended
                                                  September 30,         September 30,

                                               1998        1997       1998         1997
                                             --------    --------   --------     --------
Net Sales (In billions) ...............       $4.9         $5.1     $14.5          $15.0
                                             --------    --------   --------     --------

Earnings Before Interest, Income
  Taxes and Minority Interest .........        130 (a)      328       666(a,b)      134 (c)

  Interest expense, net ...............        119          120       374           375
                                             --------    --------   --------     --------

Earnings (Loss) Before Income Taxes
  and Minority Interest ...............         11 (a)      208       292(a,b)     (241)(c)

  Income tax provision (benefit) ......        (15)(a)       71        69(a,b)      (56)(c)

  Minority interest expense, net of
    taxes .............................           5(a)       35        41(a)         98
                                             --------    --------   --------     --------
Net Earnings (Loss) ...................        $21 (a)     $102      $182(a,b)    $(283)(c)
                                             --------    --------   --------     --------
                                             --------    --------   --------     --------

Earnings (Loss) Per Common Share ......      $0.07 (a)    $0.34     $0.60(a,b)   $(0.94)(c)
                                             --------    --------   --------     --------
                                             --------    --------   --------     --------

Earnings (Loss) Per Common Share -
  Assuming Dilution ...................      $0.07 (a)    $0.34     $0.60(a,b)   $(0.94)(c)
                                             --------    --------   --------     --------
                                             --------    --------   --------     --------

Average Common Shares Outstanding .....      307.2        302.3     305.4         301.4
                                             --------    --------   --------     --------
                                             --------    --------   --------     --------

(a) Includes a $20 million pretax gain on the sale of the Veratec nonwovens business ($12 million after taxes or $.04 per share), $45 million of pretax earnings ($27 million after taxes or $.09 per share) from the reversal of restructuring and asset impairment reserves no longer required, a $55 million pretax oil and gas impairment charge ($33 million after taxes or $.11 per share), and new restructuring and asset impairment charges totaling $115 million before taxes ($62 million after taxes and minority interest expense or $.20 per share).

(b) Includes a $6 million pretax charge ($4 million after taxes or $.01 per share) to write off in-process research and development costs acquired by an investee company.

(c) Includes a $535 million pretax business improvement charge ($385 million after taxes or $1.28 per share) and a $150 million pretax provision for legal reserve ($93 million after taxes or $.31 per share).

INTERNATIONAL PAPER
SALES BY BUSINESS SEGMENT
Preliminary and Unaudited
(In Millions)


                                                     Three Months Ended                        Nine Months Ended
                                                         September 30,                            September 30,

                                                   ----------------------------          ------------------------------
                                                     1998             1997                   1998             1997
                                                   ----------     -------------          -------------     ------------
Printing Papers ...............................  $     1,220      $      1,415           $      3,855    $       4,135

Packaging .....................................        1,300             1,235                  3,785            3,680

Distribution ..................................        1,495             1,170                  3,925            3,385

Specialty Products ............................          565               860                  1,940            2,610

Forest Products ...............................          565               720                  1,730            2,005

Less: Intersegment Sales ......................         (206)             (281)                  (721)            (800)
                                                   ----------     -------------          -------------     ------------

                                                 $     4,939      $      5,119           $     14,514    $      15,015
                                                   ----------     -------------          -------------     ------------
                                                   ----------     -------------          -------------     ------------


The above amounts include Carter Holt Harvey net sales of $345 million and $480 million for the three months ended September 30, 1998 and 1997, respectively, and $1.1 billion and $1.5 billion for the nine months ended September 30, 1998 and 1997, respectively.